UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2016

HANDY & HARMAN LTD.
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 19, 2016 James F. McCabe, Jr. announced his resignation as Chief Financial Officer of Handy & Harman Ltd. (“HNH”) to pursue other opportunities, and HNH’s Board of Directors appointed Douglas B. Woodworth as SVP & Chief Financial Officer.

Prior to being appointed SVP & Chief Financial Officer, Mr. Woodworth, 44, had served as Vice President and Controller of HNH since August 2012. Mr. Woodworth has over two decades of progressive responsibility in accounting and finance. Prior to joining HNH, Mr. Woodworth served as Vice President and Corporate Controller with SunEdison, Inc. (formerly MEMC Electronic Materials, Inc.), from August 2011 to July 2012, and as Vice President and Corporate Controller of Globe Specialty Metals, Inc. from November 2007 to July 2011. Prior to that, Mr. Woodworth held positions of increasing responsibility with Praxair, Inc. Mr. Woodworth began his career with KPMG LLP. Mr. Woodworth holds an MBA from the Kellogg School of Management at Northwestern University, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University, and a Bachelor of Science in Accountancy from Miami (Ohio) University. Mr. Woodworth is a certified public accountant.

Mr. Woodworth will not receive any salary from HNH as his services are provided to HNH pursuant to a previously disclosed Management Services Agreement entered on January 1, 2012 (as amended, the “Management Services Agreement”) with SP Corporate Services LLC (“SP Corporate Services”), a subsidiary of Steel Partners Holdings L.P. (“Steel Partners Holdings”), pursuant to which SP Corporate Services provided HNH with continued executive and corporate services. The Management Services Agreement was amended and restated effective February 23, 2016 to have Steel Services Ltd (formerly SPH Services, Inc.), also a subsidiary of Steel Partners Holdings, furnish the services to HNH and to make certain other changes. Similarly, Mr. McCabe’s services were provided to HNH pursuant to the Management Services Agreement, and HNH will not be responsible for any severance payments to Mr. McCabe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDY & HARMAN LTD.

Dated: May 23, 2016	By:	/s/ Douglas B. Woodworth
	Name:	Douglas B. Woodworth
	Title:	Chief Financial Officer